UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

NGL Energy Partners LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35172	27-3427920
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue Suite 805 Tulsa, Oklahoma		74136
(Address of Principal Executive Offices)		(Zip code)

H. Michael Krimbill
Chief Executive Officer of NGL Energy Holdings LLC, the general partner of
NGL Energy Partners LP
(918) 481-1119
(Name and telephone number, including
area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure

Item 1.01 - Conflict Minerals Disclosure and Report

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), NGL Energy Partners LP has filed this Specialized Disclosure Form (“Form SD”) and the associated Conflict Minerals Report and both reports are posted to a publicly available Internet site at: www.nglenergypartners.com/investor-relations/sec-filings/.

Item 1.02 - Exhibit

The Conflict Minerals Report required by Items 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 - Exhibits

Exhibit 1.01 - Conflict Minerals Report dated May 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NGL ENERGY PARTNERS LP

By: NGL Energy Holdings LLC, its general partner

Date: May 20, 2016	By:	/s/ Lawrence J. Thuillier
Name: Lawrence J. Thuillier
Title: Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report dated May 20, 2016.

4